EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
AUGUST 4, 2011		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2011 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $1.1 billion bank holding company with four bank subsidiaries, announced its financial results for the second quarter of 2011.  Premier realized income of $1,029,000 (9 cents per share) during the quarter ending June 30, 2011 a 53.6% decrease from the $2,219,000 of net income reported for the second quarter of 2010.  Although net interest income increased by 6.2%, net income in the second quarter of 2011 decreased largely due to increased data processing and conversion related expenses as well as an increase in the provision for loan losses.  On a diluted per share basis, Premier earned $0.09 during the second quarter of 2011 compared to $0.23 per share earned during the second quarter of 2010.  For the first half of 2011 Premier realized net income of $2,700,000 (26 cents per diluted share) compared to $4,532,000 (48 cents per diluted share) earned during the first half of 2010.

President and CEO Robert W. Walker commented, “Even with the additional provision for loan losses in the second quarter of 2011, our net interest income after provision was 2.7% higher this year than the second quarter of 2010.  We are still mindful that the pace of economic recovery is painfully slow.  Our customers have been resilient in managing their cash flow and keeping their loans current, but find themselves realigning their business plans due to decreases in business activity.  As such, the demand for new loans is minimal.  The increase in net interest income has helped us to offset at least some of the increases in costs we have incurred this quarter related to the merger of five of our subsidiary banks plus expenses related to our conversion to a more integrated operating system.  We remain optimistic about our future level of non-interest expenses once our systems are fully converted by the end of the third quarter of this year.”

Net interest income for the quarter ending June 30, 2011 totaled $11.372 million, compared to $10.713 million of net interest income earned in the second quarter of 2010.  When compared to the second quarter of 2010, net interest income increased by $659,000, or 6.2%, largely due to a $269,000 increase in interest income earned on loans, a $68,000 increase in interest income earned on investments and $364,000 of savings on interest expense paid on deposits.  Total interest income earned in the second quarter of 2011 increased by $343,000, or 2.6%, when compared to the second quarter of 2010, largely due to a $269,000, or 2.4% increase in interest income on loans.  Otherwise, a $68,000 increase in investment income was complemented by a $6,000 increase in interest income on interest bearing deposits.  Total interest expense in the second quarter of 2011 decreased by $316,000, or 12.9%, when compared to the second quarter of 2010, largely due to the $364,000, or 16.6%, decrease in interest expense on deposits.  Otherwise, a $24,000 decrease in interest expense on FHLB advances at the subsidiary banks was partially offset by a $71,000 increase in interest expense on other borrowings at the parent company.

During the quarter ending June 30, 2011, Premier recorded $1.8 million of provisions for loan losses compared to $1.4 million of provisions for loan losses during the same quarter of 2010.  The increase in the level of provision expense during the second quarter of 2011 was largely to provide for a calculated increase in exposure to credit risk related to one borrowing relationship in Premier’s Kentucky market.  The actual amount of realized losses, if any, has yet to be determined and may not be determined for some time into the future.  However, in management’s opinion, sufficient evidence existed in the second quarter to reduce the likelihood of full repayment and increase the related estimated credit risk.  As the pace of economic recovery continues to be sluggish in Premier’s markets, the ability of borrowers to consistently make their loan payments is increasingly being tested.  Evidence of the increased credit risk includes higher levels of non-accrual loans, loan charge-offs and other real estate owned as a result of foreclosures.  The sluggish economy is also extending the length of time it would normally take Premier to liquidate other real estate owned as a result of foreclosures.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ending June 30, 2011 totaled $8.000 million compared to $6.861 million in the second quarter of 2010.  The $1.1 million increase in net overhead costs when compared to the second quarter of 2010 is largely attributable to increased data processing costs as well as conversion expenses incurred in 2011 related to the company’s on-going conversion to a new operating system.  Non-interest income (including $18,000 of gains on the sale of securities) increased by $40,000, or 2.4%, in the second quarter of 2011 when compared to the second quarter of 2010 as a $107,000, or 28.8%, increase in electronic banking income and a $46,000, or 29.1%, increase in income from other banking services were substantially offset by a $88,000, or 8.2%, decrease in service charges on deposit accounts and a $43,000, or 45.3%, decrease in secondary market mortgage revenue.  Non-interest expenses increased by $1.2 million, or 13.6%, in the second quarter of 2011 compared to the second quarter of 2010 largely due to $463,000 of conversion expenses recorded in 2011, a $159,000, or 15.6%, increase in data processing expenses and an $88,000, or 74.5%, increase in supplies expense to change forms to the newly formed Premier Bank.  Other increases in operating expense include a $96,000, or 2.5%, increase in staff costs, an $89,000, or 7.5%, increase in occupancy and equipment expenses, a $70,000 increase in core deposit amortization expense, a $52,000 increase in FDIC insurance expense and a $126,000 increase in loan collection costs partially due to the reimbursement of some collection costs in the second quarter of 2010.  These expense increases were partially offset by a $44,000, or 16.5%, decrease in professional fees, a $35,000, or 13.7%, decrease in non-income based taxes, and a $33,000 decrease in fees paid to subsidiary bank directors.

Total assets as of June 30, 2011 were down $43.1 million, or 3.6%, from the $1.2 billion of total assets at year-end 2010.  The decrease in total assets since year-end is largely due to a reduction in liquid assets used to satisfy $37.6 million of deposit withdrawals of the District of Columbia government.  Total deposits have decreased by $45.1 million since year-end 2010.  Non-interest bearing deposits decreased by $18.1 million, or 8.4%, while interest bearing deposits decreased by $27.0 million, or 3.5%.  In addition to the decrease in total deposits, Premier also realized a $2.1 million, or 7.2%, decrease in customer repurchase agreements, a $2.6 million decrease in FHLB advances, and a $1.0 million decrease in other borrowings.  On the asset side of the balance sheet, in addition to the decrease in liquid assets, net loans decreased by $23.8 million or 3.3% due to loan payoffs and the increase in the allowance for loan losses.  More than offsetting the decrease in loans was a $44.1 million increase in securities available for sale.

Shareholders’ equity of $139.3 million equaled 12.2% of total assets at June 30, 2011, which compares to shareholders’ equity of $131.4 million or 11.1% of total assets at December 31, 2010.  The increase in shareholders’ equity was due to the $2.7 million of net income recorded in the first six months of the year partially offset by dividends declared and accrued on Premier’s Series A Preferred Stock, plus a $5.7 million, net of tax, increase in the market value of Premier’s investment portfolio available for sale.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending June 30, 2011.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six Months Ended
	June 30	June 30	June 30	June 30
	2011	2010	2011	2010
Interest Income	13,508	13,165	26,499	26,782
Interest Expense	2,136	2,452	4,378	5,006
Net Interest Income	11,372	10,713	22,121	21,776
Provision for Loan Losses	1,820	1,409	2,340	1,980
Net Interest Income after Provision	9,552	9,304	19,781	19,796
Non-Interest Income	1,734	1,694	3,345	3,211
Non-Interest Expenses	9,716	8,555	19,023	17,065
Income Before Taxes	1,570	2,443	4,103	5,942
Income Taxes	541	224	1,403	1,410
NET INCOME	1,029	2,219	2,700	4,532
Preferred Stock Dividends and Accretion	305	305	611	637
Net Income Available to Common Shareholders	724	1,914	2,089	3,895

EARNINGS PER SHARE	0.09	0.24	0.26	0.49
DILUTED EARNINGS PER SHARE	0.09	0.23	0.26	0.48
Dividends per share	0.00	0.11	0.00	0.22

Charge-offs	397	378	577	583
Recoveries	43	102	120	235
Net charge-offs (recoveries)	354	276	457	348

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2011	2010
ASSETS
Cash and Due From Banks	37,946	20,001
Interest Bearing Bank Balances	21,825	78,649
Federal Funds Sold	3,540	23,598
Securities Available for Sale	300,577	256,520
Loans (net)	692,274	716,099
Other Real Estate Owned	11,574	11,249
Other Assets	38,727	43,075
Goodwill and Other Intangible Assets	33,644	34,060
TOTAL ASSETS	1,140,107	1,183,251

LIABILITIES & EQUITY
Deposits	940,158	985,291
Fed Funds/Repurchase Agreements	27,502	29,637
FHLB Advances	10,289	12,896
Other Borrowings	19,158	20,178
Other Liabilities	3,720	3,852
TOTAL LIABILITIES	1,000,827	1,051,854
Preferred Stockholder’s Equity	21,895	21,841
Common Stockholders’ Equity	117,385	109,556
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,140,107	1,183,251

TOTAL BOOK VALUE PER COMMON SHARE	14.79	13.80
Tangible Book Value per Common Share	10.55	9.51

Non-Accrual Loans	51,387	47,131
Loans 90 Days Past Due and Still Accruing	308	414